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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0104
                                                  Expires:     January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
               SECTION 30(h) OF THE INVESTMENT COMPANY ACT OF 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

    Tepper              David                    A.
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   (Last)               (First)                 (Middle)

   c/o Appaloosa Partners Inc.
   26 Main Street, First Floor
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   (Street)

   Chatham,               NJ                    07928
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

     1/10/03
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3. IRS or Identification Number of Reporting Person, if an entity (voluntary)


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4. Issuer Name AND Ticker or Trading Symbol

  NTL Europe, Inc. (f/k/a NTL Incorporated) (trading symbol: N/A)
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5 Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   [   ]   Form Filed by One Reporting Person
   [ X ]   Form Filed by More than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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
Common Stock                             4,413,194                   I                    See footnote (1)
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Common Stock                             4,413,194                   I                    See footnote (1)
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Common Stock                             4,413,194                   I                    See footnote (1)
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Common Stock                             2,352,279                   D                    See footnote (1)
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Common Stock                             2,060,915                   D                    See footnote (1)
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(1)  David A. Tepper ("Mr. Tepper") is the sole stockholder of Appaloosa
     Partners Inc. ("API"). API is the general partner of, and Mr. Tepper owns a majority of the limited partnership interests of, Appaloosa Management L.P.
     (the "Manager"). The Manager is the general partner of Appaloosa Investment
     Limited Partnership I, a Delaware limited partnership ("AILP"), and acts as an investment advisor to Palomino Fund Ltd., a British Virgin Islands corporation ("Palomino" and, together with AILP, the "Purchasers").
     Pursuant to a Plan of Reorganization entered into in connection with the bankruptcy case of NTL Europe, Inc. (f/k/a NTL Incorporated) (the
     "Company") under Chapter 11 of the United States Bankruptcy Code, on
     January 10, 2003, the Company distributed 2,352,279 shares of its common stock to AILP and 2,060,915 shares of its common stock to Palomino on account of various claims held by the Purchasers against the Company in that bankruptcy case.



              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
    CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
1. Title of Derivative   Date       Expira-                                Number           Price of       Indirect       Beneficial
   Security              Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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
Not applicable
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:






   /s/ David A. Tepper                                      January 10, 2003
---------------------------------------------            -----------------------
       David A. Tepper                                          Date
       (See attached signature page)


*      If the form is filed by more than one reporting person, see
       Instruction 5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See instruction 6 for procedure.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

                 SIGNATURE PAGE FOR OTHER REPORTING PERSONS


Name:  APPALOOSA PARTNERS INC.
Address:  26 Main Street
          Chatham, NJ  07928

Designated Filer:  David A. Tepper

Issuer:  NTL Europe, Inc. (f/k/a NTL Incorporated)
Issuer's Trading Symbol:  N/A

Date of Event Requiring Statement:  January 10, 2003


By:       /s/ David A. Tepper                    January 10, 2003
   --------------------------------------------------------------
     Name:    David A. Tepper                        Date
     Title:   President


Name: Appaloosa Management L.P.
Address: c/o Appaloosa Partners Inc.
         26 Main Street
         Chatham, NJ  07928

Designated Filer:   David A. Tepper

Issuer:  NTL Europe, Inc. (f/k/a NTL Incorporated)
Issuer's Trading Symbol:  N/A

Date of Event Requiring Statement:  January 10, 2003

By:   APPALOOSA PARTNERS INC.
      Its General Partner

By:       /s/ David A. Tepper                    January 10, 2003
   --------------------------------------------------------------
     Name:    David A. Tepper                        Date
     Title:   President

Name: Appaloosa INVESTMENT LIMITED PARTNERSHIP I
Address: c/o Appaloosa Partners Inc.
         26 Main Street
         Chatham, NJ  07928

Designated Filer:   David A. Tepper

Issuer:  NTL Europe, Inc. (f/k/a NTL Incorporated)
Issuer's Trading Symbol:  N/A

Date of Event Requiring Statement:  January 10, 2003

By:   APPALOOSA Management L.P., its General Partner
      By: Appaloosa Partners Inc., its General Partner

          /s/ David A. Tepper                    January 10, 2003
     ------------------------------------------------------------
     Name:    David A. Tepper                        Date
     Title:   President

Name: PALOMINO FUND LTD.

Address: c/o Appaloosa Partners Inc.
         26 Main Street
         Chatham, NJ  07928

Designated Filer: David A. Tepper

Issuer:   NTL Europe, Inc. (f/k/a NTL Incorporated)
Issuer's Trading Symbol:  N/A

Date of Event Requiring Statement:  January 10, 2003

By:   APPALOOSA Management L.P., its Investment Advisor
      By: Appaloosa Partners Inc., its General Partner

          /s/ David A. Tepper                    January 10, 2003
     ------------------------------------------------------------
     Name:    David A. Tepper                        Date
     Title:   President